Exhibit 99.5
The following was supplied by SB Holdings for inclusion in this Current Report.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF SPECTRUM BRANDS HOLDINGS, INC.
AND SPECTRUM BRANDS, INC.
Review, Approval or Ratification of Transactions with Related Persons
     The policies and procedures of Spectrum Brands Holdings, Inc. (“SB Holdings”) and Spectrum Brands, Inc. (“Spectrum Brands” and, together with SB Holdings, the “Company”) for review and approval of related-person transactions appear in the Code of Ethics for the Principal Executive Officer and Senior Financial Officers and the Spectrum Brands Code of Business Conduct and Ethics, each of which is posted on the Company’s website.
     All of the Company’s executive officers, directors and employees are required to disclose to the Company’s General Counsel all transactions which involve any actual, potential or suspected activity or personal interest that creates or appears to create a conflict between the interests of the Company and the interests of their executive officers, directors or employees. In cases involving executive officers, directors or senior-level management, the Company’s General Counsel will investigate the proposed transaction for potential conflicts of interest and then refer the matter to the Company’s Audit Committee to make a full review and determination. In cases involving other employees, the Company’s General Counsel, in conjunction with the employee’s regional supervisor and the Company’s Vice President of Internal Audit, will review the proposed transaction. If they determine that no conflict of interest will result from engaging in the proposed transaction, then they will refer the matter to the Company’s Chief Executive Officer for final approval.
     The Company’s Audit Committee is required to consider all questions of possible conflicts of interest involving executive officers, directors and senior-level management and to review and approve certain transactions, including all (i) transactions in which a director, executive officer or an immediate family member of a director or executive officer has an interest, (ii) proposed business relationships between the Company and a director, executive officer or other member of senior management, (iii) investments by an executive officer in a company that competes with the Company or an interest in a company that does business with the Company, and (iv) situations where a director or executive officer proposes to be a customer of the Company, be employed by, serve as a director of or otherwise represent a customer of the Company.
     The Company’s legal department and financial accounting department monitor transactions for an evaluation and determination of potential related person transactions that would need to be disclosed in the Company’s periodic reports or proxy materials under generally accepted accounting principles and applicable SEC rules and regulations.
Transactions with Related Persons
     Merger Agreement and Exchange Agreement
     On June 16, 2010 (the “Closing Date”), Spectrum Brands Holdings, Inc. (“SB Holdings”) completed a business combination transaction pursuant to the Agreement and Plan of Merger (the “Mergers”), dated as of February 9, 2010, as amended on March 1, 2010, March 26, 2010 and April 30, 2010, by and among SB Holdings, Russell Hobbs, Inc. (“Russell Hobbs”), Spectrum Brands, Inc. (“Spectrum Brands”), Battery Merger Corp., and Grill Merger Corp. (the “Merger Agreement”). As a result of the Mergers, each of Spectrum and Russell Hobbs became a wholly-owned subsidiary of SB Holdings. At the effective time of the Mergers, (i) the outstanding shares of Spectrum Brands common stock were canceled and converted into the right to receive shares of SB Holdings common stock, and (ii) the outstanding shares of Russell Hobbs common stock and preferred stock were canceled and converted into the right to receive shares of SB Holdings common stock.
     Pursuant to the terms of the Merger Agreement, on February 9, 2010, Spectrum Brands entered into support agreements with Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (collectively, the “Harbinger Parties”) and Avenue International Master, L.P. and certain of its affiliates (the “Avenue Parties”), in which the Harbinger Parties and the Avenue Parties agreed to vote their shares of Spectrum Brands common stock acquired before the date of the Merger Agreement in favor of the Mergers and against any alternative proposal that would impede the Mergers.
     Immediately following the consummation of the Mergers, the Harbinger Parties owned approximately 64% of the outstanding SB Holdings common stock and the stockholders of Spectrum Brands (other than the Harbinger Parties) owned approximately 36% of the outstanding SB Holdings common stock. On January 7, 2011, pursuant to the terms of a Contribution and Exchange Agreement (the “Exchange Agreement”), by and between the Harbinger Parties and Harbinger Group Inc. (“HRG”), the Harbinger Parties contributed 27,756,905 shares of SB Holdings common stock to HRG and received in exchange for such shares an aggregate of 119,909,829 shares of HRG common stock (the “Share Exchange”). Immediately following the consummation of the Share Exchange, (i) HRG owned 27,756,905 shares of SB Holdings common stock and the Harbinger Parties owned 6,500,000 shares of SB Holdings common stock, approximately 54.4% and 12.7% of the outstanding shares of SB Holdings common stock, respectively, and

(ii) the Harbinger Parties owned 129,859,890 shares of HRG common stock, or approximately 93.3% of the outstanding HRG common stock.
     In connection with the Mergers, the Harbinger Parties and SB Holdings entered into a stockholder agreement, dated February 9, 2010 (the “Stockholder Agreement”), which provides for certain protective provisions in favor of minority stockholders and provides certain rights and imposes certain obligations on the Harbinger Parties, including:
     • for so long as the Harbinger Parties own 40% or more of the outstanding voting securities of SB Holdings, the Harbinger Parties and HRG will vote their shares of SB Holdings common stock to effect the structure of the SB Holdings board of directors as described in the Stockholder Agreement;
     • the Harbinger Parties will not effect any transfer of equity securities of SB Holdings to any person that would result in such person and its affiliates owning 40% or more of the outstanding voting securities of SB Holdings, unless specified conditions are met; and
     • the Harbinger Parties will be granted certain access and informational rights with respect to SB Holdings and its subsidiaries.
     On September 10, 2010, the Harbinger Parties and HRG entered into a joinder to the Stockholder Agreement, pursuant to which, effective upon the consummation of the Share Exchange, HRG became a party to the Stockholder Agreement, subject to all of the covenants, terms and conditions of the Stockholder Agreement to the same extent as the Harbinger Parties were bound thereunder prior to giving effect to the Share Exchange.
     Certain provisions of the Stockholder Agreement terminate on the date on which the Harbinger Parties or HRG no longer constitutes a Significant Stockholder (as defined in the Stockholder Agreement). The Stockholder Agreement terminates when any person (including the Harbinger Parties or HRG) acquires 90% or more of the outstanding voting securities of SB Holdings.
     Also in connection with the Mergers, the Harbinger Parties, the Avenue Parties and SB Holdings entered into a registration rights agreement, dated as of February 9, 2010 (the “SB Holdings Registration Rights Agreement”), pursuant to which the Harbinger Parties and the Avenue Parties have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their shares of SB Holdings common stock. On September 10, 2010, the Harbinger Parties and HRG entered into a joinder to the SB Holdings Registration Rights Agreement, pursuant to which, effective upon the consummation of the Share Exchange, HRG became a party to the SB Holdings Registration Rights Agreement, entitled to the rights and subject to the obligations of a holder thereunder.
     Other Agreements
     On August 28, 2009, in connection with Spectrum Brands’ emergence from Chapter 11 reorganization proceedings, Spectrum Brands entered into a registration rights agreement with the Harbinger Parties, the Avenue Parties and D.E. Shaw Laminar Portfolios, L.L.C. (“D.E. Shaw”), pursuant to which the Harbinger Parties, the Avenue Parties and D.E. Shaw have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their Spectrum Brands’ 12% Senior Subordinated Toggle Notes due 2019.
     In connection with the Mergers, Russell Hobbs and Harbinger Master Fund entered into an indemnification agreement, dated as of February 9, 2010 (the “Indemnification Agreement”), by which Harbinger Master Fund agreed, among other things and subject to the terms and conditions set forth therein, to guarantee the obligations of Russell Hobbs to pay (i) a reverse termination fee to Spectrum Brands under the merger agreement and (ii) monetary damages awarded to Spectrum Brands in connection with any willful and material breach by Russell Hobbs of the Merger Agreement. The maximum amount payable by Harbinger Master Fund under the Indemnification Agreement is $50 million less any amounts paid by Russell Hobbs or the Harbinger Parties, or any of their respective affiliates as damages under any documents related to the Mergers. Harbinger Master Fund also agreed to indemnify Russell Hobbs, SB Holdings and their subsidiaries for out-of-pocket costs and expenses above $3 million in the aggregate that become payable after the consummation of the Mergers and that relate to the litigation arising out of Russell Hobbs’ business combination transaction with Applica Incorporated.
     Certain of the Avenue Parties were lenders under Spectrum Brands’ senior credit facility, dated March 30, 2007, originally loaning $75,000,000 as part of Spectrum Brands’ $1 billion U.S. Dollar Term B Loan facility (the “US Dollar Term B Loan”) and €15,000,000 as part of Spectrum Brands’ €262 million Term Loan facility (the “Euro Facility”). Subsequently, Avenue Special Situations Fund V, L.P., along with several other Avenue Parties, increased their participation in the US Dollar Term B Loan and the Euro Facility. During the fiscal year ended September 30, 2010, those Avenue Parties received payments of interest on the same terms as the other lenders. In connection with the Mergers, on June 16, 2010, Spectrum Brands repaid all of its outstanding indebtedness under the U.S. Dollar Term B Loan and the Euro Facility.

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